                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549


                                 FORM 8-K


                              CURRENT REPORT


                   Pursuant to Section 13 or 15(d) of the
                      Securities Exchange Act of 1934



   Date of Report (Date of earliest event reported) March 20, 2001



                                 NIKE, INC.
             (Exact name of registrant as specified in its charter)


         Oregon                   1-10635                  93-0584541
(State of incorporation)      (Commission File           (IRS Employer
                                   Number)              Identification No.)

One Bowerman Drive, Beaverton, Oregon                      97005-6453
(Address of principal executive offices)                   (Zip Code)

                              (503) 671-6453
             (Registrant's telephone number, including area code)


Item 5.  OTHER EVENTS

On March 20, 2001 NIKE, Inc. Released The Following Third Quarter Results:


Highlights:
- Third quarter earnings per diluted share were $0.35 versus $0.52 a year ago
-  Revenues for the quarter were flat versus last year at $2.2 billion
- Global footwear revenues down seven percent; global apparel up nine percent; global equipment up 32 percent
- Worldwide futures orders were flat; up three percent in constant dollars

NIKE, Inc. reaffirmed the earnings per share estimate of $0.60 to $0.65 for the fourth quarter. Third quarter revenues were essentially even with last year at $2.2 billion. Third quarter net income totaled $97 million, or $0.35 per diluted share, compared to $145 million, or $0.52 per diluted share for the same period last year. Last month, the company reported that due to weakness in its U.S. footwear business and complications arising from the impact of implementing a new demand and supply planning system, it expected to earn between $0.34 and $0.38 per share for the third quarter ending February 28, 2001, versus its previously stated guidance of $0.50 to $0.55 per share.*

Philip H. Knight, Chairman and CEO, said, "Although we are disappointed with the weakness of our U.S. footwear revenues, we continue to be very pleased by the strength of our international businesses, which delivered 17 percent constant dollar revenue growth during the quarter. We are also very encouraged by the double digit growth of U.S. apparel and equipment. I believe that continued strong consumer acceptance of our products at retail and the strengthening of our organization will enable us to manage through the challenges in our U.S. footwear business and lay the foundation for another round of growth."*

Knight continued, "The recent promotion of Nike veterans Charlie Denson and Mark Parker to the newly created positions of Presidents of the Nike Brand is an important step toward improving our organizational focus and efficiency."*

Futures Orders

The Company reported worldwide futures orders for athletic footwear and apparel, scheduled for delivery between March and July 2001, totaling
$3.8 billion, flat versus such orders reported for the same period last year. Had the U.S. dollar remained constant, futures orders would have increased three percent.*

In terms of futures orders by region, the USA was down four percent; Europe increased three percent; Asia Pacific grew 15 percent; and the Americas decreased three percent. In constant dollars, futures orders for Europe grew eight percent; Asia Pacific increased 26 percent; and the Americas grew one percent.*

Knight said, "Our global futures results represent a sequential improvement over last quarter. Internationally, our futures orders grew 11 percent in constant dollars while the U.S. futures number declined four percent versus last year. Additionally, as we have emphasized before, one-third of our total revenue is generated by business that is not included in our futures program, such as equipment and Nike retail. Overall, we believe these results indicate healthy growth in the majority of our businesses today, and we anticipate future improvement as our footwear business recovers in the U.S."*

Regional Highlights

USA
---

U.S. revenues decreased six percent to $1.1 billion, compared to $1.2 billion in the same period last year. U.S. athletic footwear revenues were down 15 percent to $734 million. Apparel revenues climbed 11 percent to $279 million. Equipment revenues jumped 50 percent to $76 million.

Europe
------

Quarterly revenues for the European region (which includes Africa) increased seven percent to $610 million. Footwear revenues increased seven percent. Apparel revenues also climbed seven percent. Equipment revenues grew five percent. Had the dollar remained constant, regional revenues would have grown 18 percent.

Asia Pacific
------------

Quarterly revenues in the Asia Pacific region grew eight percent to $275 million. Footwear revenues were up five percent and apparel revenues grew nine percent. Equipment revenues increased 25 percent. In constant dollars, regional revenues climbed 16 percent.

Americas
--------

Revenues in the Americas region increased 12 percent to $109 million. Footwear revenues increased six percent and apparel revenues grew 14 percent. Equipment revenues climbed 148 percent. Had the dollar remained constant, revenues would have grown 15 percent.

Other Brand Revenues
--------------------

Other brand revenues, which include Bauer NIKE Hockey Inc., Cole
Haan(R), and NIKE IHM, Inc., increased 12 percent to $87 million.

Income Statement Review

Gross margins in the quarter were 38.2 percent compared to 40.5 percent last year. Selling and administrative expenses were 30.4 percent of third quarter revenues, compared to 29.3 percent last year. The effective tax rate for the quarter was 34.3 percent compared to 36.6 percent in the prior year.

Balance Sheet Review

Cash and short-term investments were $186 million at February 28, 2001. Inventories totaled $1.5 billion, up ten percent from November 30, 2000 and up ten percent from February 29, 2000.

Share Repurchase

During the quarter, the Company purchased a total of 500,000 shares for approximately $19.5 million in conjunction with the Company's second four-year, $1 billion share repurchase program that was approved by the Board of Directors in June 2000.

NIKE, Inc., based in Beaverton, Oregon, is the world's leading designer and marketer of authentic athletic footwear, apparel, equipment and accessories for a wide variety of sports and fitness activities. Wholly owned Nike subsidiaries include Bauer NIKE Hockey Inc., the world's leading manufacturer of hockey equipment; Cole Haan(R), which markets a line of high-quality men's and women's dress and casual shoes; and NIKE Team Sports, Inc., which markets a full line of licensed apparel.

* The marked paragraphs contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties are detailed from time to time in reports filed by
NIKE, Inc. with the S.E.C., including Forms 8-K, 10-Q, and 10-K.   Some
forward-looking statements in this release concern changes in futures orders that are not necessarily indicative of changes in total revenues for subsequent periods due to the mix of futures and "at once" orders, which may vary significantly from quarter to quarter.

Nike's earnings releases and other financial information are available on the Internet at NikeBiz.com.

                                 (Tables Follow)



                   NIKE, INC. CONSOLIDATED FINANCIAL STATEMENTS
                     FOR THE QUARTER ENDED FEBRUARY 28, 2001
                       (In millions, except per share data)
INCOME                       QUARTER ENDING                YEAR TO DATE ENDING
STATEMENT                 2/28/2001   2/29/2000  %Chg    2/28/2001   2/29/2000  %Chg
======================================================  ============================
Revenues                   $2,170.1    $2,161.6    0%     $7,005.5    $6,722.4    4%
Cost of Sales               1,341.5     1,286.4    4%      4,238.1     4,059.0    4%
Gross Profit                  828.6       875.2   -5%      2,767.4     2,663.4    4%
                             38.2 %      40.5 %             39.5 %      39.6 %

SG&A                          660.2       632.4    4%      2,034.4     1,883.8    8%
                             30.4 %      29.3 %             29.0 %      28.0 %

Interest Expense               14.0        13.9    1%         46.1        30.6   51%
Other                           6.2       (0.2)    -          19.7        23.5  -16%
                        -----------------------         ----------------------

Pre-tax Income                148.2       229.1  -35%        667.2       725.5   -8%
Income Taxes                   50.8        83.8  -39%        240.2       272.4  -12%
                             34.3 %      36.6 %             36.0 %      37.5 %
                        -----------------------         ----------------------

Net Income                    $97.4      $145.3  -33%       $427.0      $453.1   -6%

                        =============================   ============================
Diluted EPS                   $0.35       $0.52  -33%        $1.56       $1.61   -3%
Basic EPS                     $0.36       $0.53  -32%        $1.58       $1.63   -3%
                        =============================   ============================

Weighted Average Common Shares Outstanding:

Diluted                       274.6       276.9              273.9       281.2
Basic                         270.9       274.1              270.2       277.6
                        =============================   ============================
Dividend                      $0.12       $0.12              $0.36       $0.36
                        =============================   ============================


NIKE, INC
BALANCE SHEET               2/28/2001    2/29/2000
==================================================
   ASSETS
Cash & Investments             $185.9       $159.4
Accounts Receivable           1,669.7      1,637.1
Inventory                     1,505.4      1,366.8
Deferred Taxes                  112.7        111.9
Prepaid Expenses                187.1        208.1
    Current Assets            3,660.8      3,483.3

Fixed Assets                  2,537.0      2,348.7
Depreciation                    915.4        795.5
    Net Fixed Assets          1,621.6      1,553.2
Identifiable Intangible
   Assets and Goodwill          400.6        413.6
Other Assets                    283.2        327.6

                          ------------------------
Total Assets                 $5,966.2     $5,777.7
                          ========================

  LIAB AND EQUITY
Current Long-Term Debt            $ -        $50.1
Payable to Banks                879.4        802.7
Accounts Payable                482.6        474.9
Accrued Liabilities             486.1        639.2
Income Taxes Payable             96.9         52.5
  Current Liabilities         1,945.0      2,019.4

Long-term Debt                  452.9        462.9
Def Inc Taxes & Oth Liab        114.5         91.3
Preferred Stock                   0.3          0.3
Common Equity                 3,453.5      3,203.8

                          ------------------------
Total Liab. & Equity         $5,966.2     $5,777.7
                          ========================


NIKE, INC                      QUARTER ENDING               YEAR TO DATE ENDING
Divisional Revenues        2/28/2001  2/29/2000  %Chg    2/28/2001  2/29/2000  %Chg
=====================================================  ============================
USA Region
     Footwear                 $734.3     $858.9  -15%     $2,374.3   $2,522.8   -6%
     Apparel                   278.9      251.8   11%        951.4      890.8    7%
     Equipment and other        75.5       50.4   50%        245.9      157.8   56%
                         ----------------------        ----------------------
          Total              1,088.7    1,161.1   -6%      3,571.6    3,571.4    0%

EMEA Region
     Footwear                  334.8      313.3    7%      1,012.0      944.6    7%
     Apparel                   235.0      219.4    7%        749.7      729.2    3%
     Equipment and other        40.1       38.3    5%        135.8      128.1    6%
                         ----------------------        ----------------------
          Total                609.9      571.0    7%      1,897.5    1,801.9    5%

Asia Pacific Region
     Footwear                  159.4      151.1    5%        464.7      404.2   15%
     Apparel                    87.5       80.5    9%        268.1      226.2   19%
     Equipment and other        28.1       22.4   25%         74.8       57.2   31%
                         ----------------------        ----------------------
          Total                275.0      254.0    8%        807.6      687.6   17%

Americas Region
     Footwear                   70.0       65.8    6%        272.3      247.8   10%
     Apparel                    33.7       29.5   14%        115.9      101.8   14%
     Equipment and other         5.7        2.3  148%         18.9        8.2  130%
                         ----------------------        ----------------------
          Total                109.4       97.6   12%        407.1      357.8   14%

Total NIKE Brand Revenues    2,083.0    2,083.7    0%      6,683.8    6,418.7    4%

Other Brands                    87.1       77.9   12%        321.7      303.7    6%

Total NIKE Inc. Revenues    $2,170.1   $2,161.6    0%     $7,005.5   $6,722.4    4%



                               SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          NIKE, Inc.
                                         (Registrant)

Date:  March 27, 2001


                                         By /s/ Donald W. Blair
                                           Chief Financial Officer